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                       [Alliance Data Systems letterhead]


May 4, 1998

                                                             Mike Parks
                                                             Chairman and CEO

Ivan Szeftel
1318 Flat Rock Road
Penn Valley, PA 19072

Dear Ivan,

I am pleased to offer you the position of President-Retail Services Division. You will report directly to me and be a member of the executive committee. Your salary for the first year of employment will be $300,000, paid semi-monthly. In the second year of your employment, the base salary shall increase to not less than $325,000, paid semi-monthly. The base salary for each successive year will be reviewed annually, but shall not be less than $325,000.

You will also be awarded a signing bonus of $25,000 to be paid 30 days following the beginning of your employment. If you resign without good cause within 1 year of employment, you will be obligated to return this bonus in full with your resignation letter.

In addition, you will be eligible for an incentive bonus of $200,000 for the achievement of the company's annual financial goals. For fiscal year 1998, the pay out of incentive will be based on the company's performance against goal and be prorated based on the number of months of your employment for the fiscal year ending January 31, 1999.

Ivan, you will also be granted 1,000,000 options to purchase ADS common stock at $1.00 per share. The grant shall be governed by the terms and conditions contained in the Incentive Stock Option Agreement and the company's Incentive Stock Options Plan. Additional benefits will be the same as other senior executives of ADS, including 4 weeks of vacation, family medical, dental, and vision insurance, life insurance, accident and travel insurance, disability insurance and participation in the company's 401K and retirement savings plan. You will be eligible for benefits at the earliest possible date allowable by our agreements with providers, but no later than the first of the month following 30 days of employment.

In the event you are terminated without cause, you shall be entitled to receive the following severance payments: (1) Six months base salary if terminated within the first year of your employment; (2) Nine months base salary if terminated with the second year of employment; and (3) 12 months base salary if terminated after your second year of employment. The severance payment shall be paid either in a lump sum within 14 days of the date of termination or in equal bi-monthly installments for no more than six, nine, or twelve months, as the case may be. In the event ADS elects to make bi-monthly installment payments, we shall continue to cover at company expense, you and your family under ADS' group medical, dental, and vision insurance plans for the severance period, as if you were an active employee. After the severance period, Executive may elect to invoke his rights under COBRA. "Without Cause" shall mean any reason


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except the commission of a felony, dishonesty, fraud, material misrepresentation, willful misconduct, and gross neglect of responsibilities.

You will also be paid according to the above severance arrangement for termination by yourself for "good reason". Good reason shall include a material change in job title, position, responsibilities, change in our home base and work location understanding, or any material breach in terms of this letter.

If you are terminated without cause as a result of a change in control, or subsequent to a change of control, you will be entitled to receive 12 months base salary paid on the same basis as described in connection with a termination without cause.

If you choose to terminate employment, you must provide 60 days notice.

You will be required to sign the company's confidentiality and non-solicitation agreement. In the event you are terminated, the restricted period will be reduced to the number of months on which your severance payment is based.

We have agreed that you shall continue to reside in the Philadelphia area and this shall be your home base and work location. All business travel expenses from the Philadelphia area will be paid by ADS, consistent with the company's "away from home" travel policies for a member of the Company's Executive Committee. ADS will pay the cost of installing a video-conference unit at your home base work location, and shall pay the necessary expenses for the business use of the video-conference unit.

It is the intent of the home base and work location plan to spend three of every five nights of the work week at home, and to spend an average of three full days a week at ADS offices in Columbus, Ohio and during these three days to make whatever trips are necessary to the company's headquarters in Dallas, Texas. We will provide a mutually agreeable (furnished and serviced) apartment in Columbus, Ohio at the company's expense. The remaining two workdays will be available for client and prospect visits from your home base location, as well as staff and administrative duties.

Ivan, I am pleased to have you become part of our executive management team and look forward to your contribution toward our success.


Sincerely,

/s/ J. Michael Parks

J. Michael Parks

cc:   Art Buhl, Executive Recruiter

I ACCEPT THIS OFFER OF EMPLOYMENT:_____________________ DATE:_________________